UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BIOJECT MEDICAL TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 BIOJECT MEDICAL TECHNOLOGIES INC.

20245 SW 95th AVENUE

TUALATIN, OREGON 97062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders (the “Annual Meeting”) of BIOJECT MEDICAL TECHNOLOGIES INC. will be held on Wednesday, May 24, 2006, at 9:00 a.m., Pacific Daylight Time, at our Corporate Offices, 20245 SW 95th Avenue, Tualatin, Oregon 97062 for the following purposes:

(i)                       to elect two members of the Board of Directors for a term of three years and one member of the Board of Directors for a term of two years;

(ii)                    to approve the issuance of shares of our Series E Convertible Preferred Stock to Life Sciences Opportunities Fund II (Institutional), L.P. and its affiliates (including the shares issuable upon conversion of the secured convertible promissory notes held by several of those parties);

(iii)                 to approve the issuance of the shares of our common stock issuable upon the conversion of the secured convertible debt held by Partners For Growth, L.P. and as the interest payable upon this debt, and the issuance of one or more warrants to purchase an equivalent number of shares of our common stock if we prepay this debt; and

(iv)                to transact such other business as may properly come before the meeting or any adjournment of the meeting.

We will not be able to complete our financing transaction with Life Sciences Opportunities Fund II (Institutional), L.P. and its affiliates unless you approve Proposal #2. Partners for Growth, L.P. will be able to demand repayment of the $1.25 million convertible debt unless you approve Proposal #3. These matters are more fully described in the proxy statement accompanying this Notice.

Accompanying this Notice of Meeting is a proxy statement and a form of proxy, together with our annual report, which contains the management discussion and analysis and the consolidated financial statements for the year ended December 31, 2005 along with the report of our independent registered public accounting firm on the financial statements. Only holders of common stock of record at the close of business on March 24, 2006 will be entitled to vote at the Annual Meeting and any adjournments thereof.

Whether or not you plan to be present at the meeting, it is important that your shares be represented. Therefore, shareholders who are unable to attend the Annual Meeting in person are requested to complete, sign, date and return the enclosed form of proxy directly to American Stock Transfer and Trust Co., postage prepaid. A proxy will not be valid unless it is received at the office of American Stock Transfer and Trust Co., 59 Maiden Lane, New York, New York 10038 before the time fixed for the Annual Meeting.

If you return your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. If you are a shareholder of record and decide between now and May 24, 2006 that you can attend the meeting in person, you may revoke your proxy at that time and vote your shares at the meeting.

We appreciate your continued support of Bioject and look forward to either greeting you personally at the meeting or receiving your proxy.

DATED at Portland, Oregon, this 19th day of April, 2006.

BY ORDER OF THE BOARD

James C. O’Shea
Chairman of the Board, President
and Chief Executive Officer

BIOJECT MEDICAL TECHNOLOGIES INC.

TABLE OF CONTENTS

MANAGEMENT SOLICITATION

APPOINTMENT AND REVOCABILITY OF PROXIES

VOTING OF PROXIES

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PROPOSAL #1: ELECTION OF DIRECTORS

DIRECTOR COMPENSATION

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

QUALIFICATIONS OF DIRECTORS

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATION PROCEDURES

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

AUDIT COMMITTEE FINANCIAL EXPERT

AUDIT COMMITTEE REPORT

CODE OF ETHICS

EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

EMPLOYMENT CONTRACTS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

STOCK PERFORMANCE CHART

BACKGROUND TO PROPOSALS #2 AND #3

PROPOSAL #2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR SERIES E CONVERTIBLE PREFERRED STOCK TO THE LIFE SCIENCES OPPORTUNITIES FUND II (INSTITUTIONAL), L.P. AND ITS AFFILIATES (INCLUDING THE SHARES OF SERIES E CONVERTIBLE PREFERRED STOCK ISSUABLE UPON CONVERSION OF THE SECURED CONVERTIBLE PROMISSORY NOTES HELD BY SEVERAL OF THOSE PARTIES)

PROPOSAL #3: APPROVAL OF THE ISSUANCE OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBT HELD BY PARTNERS FOR GROWTH L.P. AND AS THE INTEREST PAYABLE UPON SUCH DEBT AND THE ISSUANCE OF WARRANTS TO PURCHASE AN EQUIVALENT NUMBER OF SHARES OF COMMON STOCK IF WE PREPAY SUCH DEBT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OTHER MATTERS TO BE ACTED UPON

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSALS OF SHAREHOLDERS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

ANNUAL REPORT ON FORM 10-K

INCORPORATION BY REFERENCE

BIOJECT MEDICAL TECHNOLOGIES INC.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 24, 2006

MANAGEMENT SOLICITATION

This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of BIOJECT MEDICAL TECHNOLOGIES INC. for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, May 24, 2006, at the time and place and for the purposes set forth in the Notice of Meeting.

The form of proxy accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by our officers, directors and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. In addition, we have retained the services of Advantage Proxy to assist in the solicitation of proxies. Proxies may be solicited personally or by mail, telephone, telex, facsimile, telegraph or messenger. We estimate that we will pay Advantage Proxy its customary and reasonable fees not expected to exceed $5,000, plus reimbursement of certain out-of-pocket expenses, for its services in soliciting proxies. We will also reimburse persons holding shares of the common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. The cost of this solicitation will be borne directly by us.

The approximate mailing date of the Notice of Meeting, proxy statement and form of proxy is April 19, 2006.

APPOINTMENT AND REVOCABILITY OF PROXIES

The persons named in the accompanying form of proxy are officers of Bioject.

In addition to revocation in any other manner permitted by law, a proxy may be revoked by:

(i)                       signing another proxy bearing a later date and depositing it in the manner set forth in the Notice of Meeting;

(ii)                    signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed) and either depositing it in the manner set forth in the Notice of Meeting at any time before the time fixed for the Annual Meeting or an adjournment thereof or with the chairman of the Annual Meeting on the day of the Annual Meeting or an adjournment thereof; or

(iii)                 attending the Annual Meeting or an adjournment thereof, and casting a ballot in person.

Such revocation will have effect only in respect of those matters that have not already been acted upon. Additional proxy forms may be obtained by calling or writing to American Stock Transfer & Trust Co., Shareholder Services, 59 Maiden Lane, Plaza Level, New York, NY 10038, telephone: (800) 937-5449.

VOTING OF PROXIES

The securities represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the securities shall be voted accordingly. The form of proxy confers authority upon the named proxy holder with respect to matters identified in the accompanying Notice of Meeting. If a choice with respect to such matters is not specified, it is intended that James C. O’Shea and Christine M. Farrell, the persons designated by management in the form of proxy, will vote the securities represented by the proxy in favor of each matter identified in the proxy statement and for election of the nominees named in this proxy statement to the Board of Directors. The proxy confers discretionary authority upon the named proxy holder with respect to amendments to or variations in matters identified in the accompanying Notice of Meeting and other matters, which may properly come before the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Our voting securities consist of common stock, without par value (the “common stock”) and Series D preferred stock. The Record Date has been fixed in advance by our Board of Directors as March 24, 2006, for the purpose of determining shareholders entitled to notice of and to vote at the Annual Meeting. Each share of common stock issued at the time of the Record Date carries the right to one vote at the Annual Meeting and each share of Series D preferred stock carries the right to one vote for each share of common stock into which Series D preferred stock could then be converted, subject to the limitation described in the next paragraph.

As of March 24, 2006, a total of 14,157,954 shares of our common stock were issued and outstanding and a total of 2,086,957 shares of our Series D preferred stock, convertible into 1,846,154 shares of common stock for purposes of voting at the Annual Meeting, were issued and outstanding.

The following tables set forth certain information concerning the beneficial ownership of our common stock at March 24, 2006, by: (i) each person known by us to own beneficially more than 5% of our outstanding capital stock; (ii) each of the directors and named executive officers; and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percentage Beneficially Owned
Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund II (Institutional), L.P. (3)	3,369,978	19.2%
126 East 56th Street, 24th Floor
New York, New York 10022
Edward Flynn (4)	858,501	6.3%
75-11 Myrtle Avenue
Glendale, New York 11385
James C. O’Shea	600,649	4.1%
John Gandolfo	365,799	2.5%
Richard J. Plestina	210,100	1.5%
J. Michael Redmond	165,422	1.2%
John Ruedy, M.D. (5)	71,635	*
Sandra Panem, Ph.D.	36,500	*
Dr. Randal D. Chase	6,500	*
Joseph F. Bohan III	—	—
Jerald S. Cobbs	—	—
All Current Directors and Executive Officers as a Group (9 persons)	1,456,605	9.5%

*Less than one percent.

(1)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 24, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage of ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)          Includes options currently exercisable or exercisable within 60 days after March 24, 2006 for shares of our common stock and shares of our common stock held in 401(k) accounts as follows:

Name	Shares Subject to Options	Shares held in 401(k)
Edward Flynn	34,000	—
James C. O’Shea	525,963	12,310
John Gandolfo	319,000	14,096
Richard J. Plestina	54,500	—
J. Michael Redmond	126,110	12,022
John Ruedy, M.D.	52,625	—
Sandra Panem, Ph.D.	30,500	—
All Current Directors and Executive Officers as a Group	1,108,698	38,428

(3)          Includes 2,086,957 shares of our Series D preferred stock convertible into 2,086,957 shares of our common stock and warrants exercisable for 1,283,021 shares of our common stock.

(4)          Includes 72,687 shares held in various retirement accounts and 26,000 shares held by Mr. Flynn’s wife.

(5)          Includes 1,200 shares held by Dr. Ruedy’s children.

PROPOSAL #1:  ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide for the holders of our common stock to elect the Class Two members of the Board of Directors at the 2006 Annual Meeting. Directors hold office for three years or until their successors have been elected and qualified. The Board is divided into three classes.

The Board of Directors has determined that each of the director nominees and continuing directors, except Mr. O’Shea, is an “independent director” under Nasdaq Stock Market Marketplace Rule 4200(a)(15). The Board of Directors has also determined that each member of the four committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. In addition, there are no family relationships between any of our directors or executive officers.

At this Annual Meeting, two people will be nominated to serve as Class Two directors until the Annual Meeting in 2009 and until their successors are elected and duly qualified and one person will be nominated to serve as a Class One director until the Annual Meeting in 2008 and until his successor is elected and duly qualified. The Class Two nominees are Joseph F. Bohan III and Richard J. Plestina and the Class One nominee is Jerald S. Cobbs, all of whom are presently serving on our board.

The presence in person or by proxy of holders of record of a majority of the outstanding common stock and Series D preferred stock, together as a single class, is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the two nominees for election as Class Two Directors and the one nominee for Class One director who receive the greatest number of votes cast at the Annual Meeting shall be elected as directors. Votes may be cast for or withheld from the nominees. Abstentions from voting or non-voting by brokers will be counted for determining whether there is a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE CLASS TWO NOMINEES AND THE CLASS ONE NOMINEE LISTED BELOW.

The Board of Directors is currently composed of seven members, one of whom, Mr. James C. O’Shea, is an employee of Bioject. The following table sets forth the names, ages and certain other information concerning our director nominees and our continuing directors.

Name	Class	Age	Position	Year Elected Director	Current Term Expires
Dr. Randal D. Chase	1	57	Director (a)(c)	2005	2008
Jerald S. Cobbs	1	54	Director (a)(b)	2006	2008
Joseph F. Bohan III	2	48	Director (b)(d)	2005	2006
Richard J. Plestina	2	60	Director (a)(b)(c)(d)	1997	2006
James C. O’Shea	3	60	Chairman, Chief Executive	1995	2007
			Officer and President
Sandra Panem, Ph.D.	3	59	Director (c)(d)	2001	2007
John Ruedy, M.D.	3	74	Director (a)(b)	1987	2007

(a) Member of Compensation Committee

(b) Member of Corporate Governance and Nominating Committee

(c) Member of Audit Committee

(d) Member of Ad-Hoc Financing Committee

Nominees for director to be elected by shareholders for a three-year term expiring in 2009

JOSEPH F. BOHAN III has served as a director since August 2005. In January 2006, Mr. Bohan founded a drug delivery company, SciDose LLC. From 2001 to January 2006, Mr. Bohan served as Vice President of Worldwide Business Development for Nektar Therapeutics (formerly Inhale Therapeutics), a maker of advanced drug delivery technologies. From 1999 to 2000, Mr. Bohan was Vice President of Business Development for Bardford Particle Design, a maker of drug delivery technology. Bradford Particle Design was sold to Nektar Therapeutics in 2001. From 1989 to 1998, Mr. Bohan served as President and CEO of Amherst Process Instruments, Inc., a distributor of scientific instruments.

RICHARD J. PLESTINA has served as a director since April 1997. Since 1986, Mr. Plestina has served as President of Quelah Corporation, NW, a family owned investment firm. In 1988, he was a consultant for Cologon, Inc. DBA Alpine Glass Company, a large commercial and residential glass company. From 1979 to 1986, he was an Executive Vice President of Orion Capital Corporation, a multi-line insurance company, and President of EBI Companies, which was acquired by Orion Corporation in 1979. From 1974 to 1979 he served as the Vice President and Marketing Manager of EBIC. Mr. Plestina has served previous directorships for Orion Capital Corporation, EBI Companies, Associated Oregon Industries and Northwest Employer’s Council.

Nominee for director to be elected by shareholders for a two-year term expiring in 2008

JERALD S. COBBS has served as a director since March 2006. Mr. Cobbs has served as Managing Director of Sanders Morris Harris (“SMH”), a manager of private equity funds, since 2000 and Partner of LOF Partners, LLC, an investment management fund, since 2001. Mr. Cobbs has more than twenty five years’ experience as an investment banker and as a principal in the health sciences and biotechnology industries. During this period he has worked as an executive officer of an early-stage biotechnology company focused on molecularly targeted therapeutics. Mr. Cobbs joined Harris Webb & Garrison Inc. (which merged with SMH in 2000) in 1994 as Head of Health Care Investment Banking. From 1992 to 1994, Mr. Cobbs served as the Assistant Director of Technology Development at the University of Texas – M.D. Anderson Cancer Center, in the Houston Medical Center. During his tenure at M.D. Anderson, he helped form two molecular therapy companies: Introgen Therapeutics (Nasdaq: INGN), a pioneer in gene-based therapies for a variety of cancers, based in Austin, Texas and Rgene Therapeutics, which was sold to Targeted Genetics, Inc. (Nasdaq: TGEN). From 1998 to April 2000, Mr. Cobbs was Chairman and Chief Executive Officer of Quantitive Diagnostic Laboratories, a cancer diagnostic and image analysis company based in Chicago. Prior to that time, Mr. Cobbs spent twelve years as an investment research analyst, last serving as Senior Investment Analyst with Rauscher Pierce Refnes, Inc. in 1990. Mr. Cobbs received his M.B.A. from the University of Houston, Clear Lake.

Directors whose terms expire in 2007

JAMES C. O’SHEA has served as our Chairman, President and Chief Executive Officer since March 1995. From January 1989 to March 1995, Mr. O’Shea was President and Chief Operating Officer of Biopure Corporation, a developer of red blood cell substitutes. Prior to 1989, Mr. O’Shea was Executive Vice President of Marketing and Scientific Affairs at Delmed Inc., a manufacturer of peritoneal dialysis solutions and parenteral products.

SANDRA PANEM, Ph.D. has served as a director since 2001. Since 2000, Ms. Panem has been a partner in Cross Atlantic Partners, Inc., an investment company specializing in biotechnology and healthcare. From 1994 to 1999, Dr. Panem was President of Vector Fund Management, L.P., an investment firm that focused on later-stage companies. Prior to this, Dr. Panem served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr. Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem serves on the boards of directors of Martek Biosciences, Inc. (MATK) and several private companies.

JOHN RUEDY, MDCM, FRCPC, LLD (hon) has served as a director since 1987. Dr. Ruedy, a physician specializing in internal medicine and clinical pharmacology, has served in a number of key academic positions including Chair of the Department of Pharmacology and Therapeutics, McGill University, Head of the Department of Medicine at St. Paul’s Hospital, Vancouver, a teaching hospital of the University of British Columbia, and from 1992-1999 as Dean of the Faculty of Medicine, Dalhousie University. He served as Vice President, Academic Affairs, Capital District Health Authority, Halifax, Nova Scotia, the major clinical teaching facility of the Faculty of Medicine, Dalhousie University from 1999-2004. He has extensive experience in clinical trials of drugs and has served on a number of Canadian and international committees dealing with regulatory issues concerning new drugs and devices. He serves on a number of national committees responsible for reviewing health research grant applications. He currently is Chair of the Professional Advisory Committee of the International Medical University, Kuala Lumpur, Malaysia.

Director whose term expires in 2008

DR. RANDAL D. CHASE has served as a director since April 2005. Dr. Chase is currently Executive Chairman and Chief Executive Officer of Molecular Templates Inc., an oncology company. From 2001 to 2004, Dr. Chase was President of Shire Biologics, a Division of Shire Pharmaceuticals PLC, a specialty pharmaceutical company. From 1998 to 2000, Dr. Chase was President of North American Vaccine in Maryland. Prior to that time, Dr. Chase served with various other pharmaceutical-related companies, including Pasteur Merieux Connaught Canada and Chairman of PMC Mexico from 1995 to 1998, Quadra Logic Technologies, Inc., Glaxo Canada, Inc. and Bristol Meyers. He currently serves on the Board of several other companies including Acambis Plc, ConjuChem, Medicago and Molecular Templates Inc. He has a Ph.D. in Biochemistry from the University of British Columbia and did a post doctorate at the University of Wisconsin.

DIRECTOR COMPENSATION

We do not pay our directors an annual cash or per meeting compensation for services. Under the terms of our Restated 1992 Stock Incentive Plan, each non-employee director is automatically awarded 3,000 restricted stock units, with each unit representing the unsecured right to receive one share of Bioject common stock for no additional consideration. In addition, immediately prior to each annual meeting, commencing with the 2006 annual meeting of shareholders, each non-employee director will be awarded a number of restricted stock units determined by adding the following:

•                  1,000 units for each quarterly or annual meeting of the Board of Directors attended since the last annual meeting of shareholders;

•                  500 units for attending the last annual meeting of shareholders;

•                  500 units for attendance at each quarterly or annual meeting of a committee of the Board of Directors on which such person serves since the last annual meeting of shareholders; and

•                  1,000 units for each committee of the Board of Directors for which the director served as chair since the last annual meeting of shareholders.

The following table summarizes the restricted stock units to be granted to each of the non-employee directors for service between the 2005 annual meeting and the 2006 annual meeting:

Name	Number of Units
Joseph F. Bohan III	4,000
Dr. Randal D. Chase	6,500
Sandra Panem, Ph.D.	5,500
Richard J. Plestina	7,500
John Ruedy, M.D.	7,500

The restricted stock units vest with respect to half of the subject shares six months after the grant date, with the remaining shares to vest on the anniversary of the grant date.

If there is a change in control of Bioject, all unvested restricted stock units will vest immediately.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

There were seven meetings of the Board of Directors during 2005 and three actions taken by written consent. During 2005, each of the directors attended at least 75% of all of the meetings of the Board of Directors and committees on which they served. While we strongly encourage attendance by our Board of Directors at our Annual Meeting, we do not have a formal policy with respect to attendance. All of the members of our Board of Directors, except Ms. Panem, attended our 2005 Annual Meeting. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In addition, we have an Ad-Hoc Financing Committee.

The Audit Committee meets with our independent registered public accounting firm to review the scope and findings of our annual audit and our accounting policies and procedures, which are then reported by the committee to our full Board. The Audit Committee met four times during 2005 and took action by written consent three times. The members of the Audit Committee during 2005 were Ms. Panem, Mr. Eric T. Herfindal (committee chair) and Mr. William A. Gouveia. Dr. Chase was added to the Compensation Committee in April 2005, upon becoming a Board member. Mr. Gouveia resigned from the Board in December 2005 and Mr. Herfindal resigned from the Board in March 2006. Mr. Plestina joined the Audit Committee as chair in March 2006.

The Compensation Committee administers our Restated 1992 Stock Incentive Plan and cash compensation for the executive officers. The Compensation Committee met six times during 2005. The members of the Compensation Committee during 2005 were Messrs. Herfindal, Plestina and Ruedy (committee chair). Dr. Chase was added to the Compensation Committee in April 2005 and Mr. Cobbs was added in March 2006, upon becoming Board members. Mr. Herfindal resigned from the Board in March 2006.

The Corporate Governance and Nominating Committee reviews and recommends to the full Board nominees for directors to be submitted for election at the next annual shareholders’ meeting. The Corporate Governance and Nominating Committee considers persons recommended by shareholders for nomination. The procedures for submitting persons for consideration for nomination by the Corporate Governance and Nominating Committee are described under “Qualifications of Directors” below. Procedures to be followed by shareholders for directly submitting nominations for directors are contained in Section 1.12 of our bylaws, as described in “Shareholder Proposals and Director Nomination Procedures” below. The Corporate Governance and Nominating Committee met one time during 2005. The members of the Corporate Governance and Nominating Committee during 2005 were Messrs. Plestina and Ruedy, Mr. Gouveia until his resignation from the Board in December 2005 (committee chair until resignation) and Mr. Bohan beginning in August 2005, upon joining the Board. Mr. Cobbs joined the Corporate Governance and Nominating Committee in March 2006 and became the committee chair.

The charter governing operation of the Corporate Governance and Nominating Committee, which was adopted in March 2004, is available on our website at www.bioject.com. You can also obtain a copy of the charter by writing to us at Bioject Medical Technologies Inc., 20245 SW 95th Avenue, Tualatin, Oregon 97062.

The Ad-Hoc Financing Committee monitors our cash reserves and develops strategies for procuring additional capital. The Ad-Hoc Financing Committee did not meet during 2005. The members of the Ad-Hoc Financing Committee during 2005 were Messrs. Plestina (committee chair) and Ruedy and Ms. Panem. Mr. Bohan joined the Ad-Hoc Financing Committee in August 2005, upon joining the Board.

QUALIFICATIONS OF DIRECTORS

Qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge about issues faced by publicly traded companies, experience in positions demonstrating expertise, including service on other boards of directors, and availability and demonstrated commitment. We seek a board that possesses the background, skills, expertise and commitment necessary to make a significant contribution to our company. The Corporate Governance and Nominating Committee will evaluate potential nominees by reviewing qualifications, considering references, conducting interviews and reviewing such other information as committee members may deem relevant. We do not employ consultants to help us identify or screen prospective directors. Once the Corporate Governance and Nominating Committee has favorably evaluated a candidate, the candidate is referred to the full Board for review. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings.

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Bioject Medical Technologies Inc., 20245 SW 95th Avenue, Tualatin, Oregon 97062. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31 of a given calendar year will be considered for nomination at the following year’s Annual Meeting of Shareholders.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATION PROCEDURES

Section 1.12 of our Bylaws provides that advance notice of nominations for the election of directors or proposals for an amendment to our Bylaws must be received by us thirty (30) days prior to the date of the shareholder meeting at which the shareholder wishes to present such nomination or proposal or, if less than 40 days’ notice of the date of the meeting is given to shareholders, by the close of business on the 10th day following the date on which notice of the meeting was mailed to shareholders.

Each notice of a nomination or proposal of a Bylaw amendment must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or proposal; (iii) certain biographical information concerning each person to be nominated for election as a director, the number of shares of common stock beneficially owned by such nominee, and the consent of such person to serve as a director if so elected; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) the provisions of any proposed Bylaw amendment and any financial interest of the shareholder in the proposal; and (vi) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with our Board of Directors by sending correspondence to our Board, or to any individual director, at the following address: Investor Relations, Bioject Medical Technologies Inc., 20245 SW 95th Avenue, Tualatin, Oregon 97062, or by emailing them at directors@bioject.com.

Your communications should indicate whether you are a Bioject Medical Technologies Inc. shareholder. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

AUDIT COMMITTEE FINANCIAL EXPERT

As required by the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that one member of our Audit Committee, Ms. Sandra Panem, is a “financial expert” as defined in the SEC’s rules and regulations. All members of the Audit Committee meet the standards of independence adopted by the SEC for membership on an audit committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reports to the Board and is currently comprised of three directors, each of whom meets independence requirements under Nasdaq listing standards. The Audit Committee’s activities are governed by a written charter, the current version of which was adopted by the Board in April 2004 to comply with Sarbanes Oxley requirements and was attached to our proxy statement for our 2004 Annual Meeting as Appendix A.

Management is responsible for Bioject’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Bioject’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Bioject’s independent registered public accounting firm, KPMG LLP, to review the audited financial statements for 2005 and the audit process. The Audit Committee discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements, the quality and adequacy of Bioject’s internal controls in the context of a financial statement audit and issues relating to auditor independence. The Audit Committee has obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based on its review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in Bioject’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the United States Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Richard J. Plestina (Committee Chair)

Sandra Panem, Ph.D.

Dr. Randal Chase

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We have filed a copy of our Code of Ethics as exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. We also posted our Code of Business Conduct and Ethics on our website at www.bioject.com. Any amendments to or waivers of our Code of Business Conduct and Ethics will be posted on our website. In addition, we will report any waivers of our Code of Business Conduct and Ethics on a Current Report on Form 8-K.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEE

The following individuals were our executive officers or significant employee as of April 7, 2006:

Name	Age	Position	Officer Since
James C. O’Shea	60	Chairman, Chief Executive Officer and President	1995
John Gandolfo	45	Chief Financial Officer and Vice President, Finance	2001
J. Michael Redmond	45	Senior Vice President, Business Development	1996
Christine M. Farrell	46	Vice President of Administration and Corporate Controller	n/a

Biographical Information

JAMES C. O’SHEA. Please see biographical information in section “ELECTION OF DIRECTORS.”

JOHN GANDOLFO joined Bioject in October 2001 as Chief Financial Officer and Vice President, Finance. Mr. Gandolfo has more than 15 years of experience as a chief financial officer of publicly held and private businesses with a primary focus in the medical sector. Prior to joining Bioject, Mr. Gandolfo was the Chief Financial Officer of Capital Access Network, Inc., a privately held, specialty finance company, from September 2000 through September 2001, and Xceed, Inc., a publicly held Internet consulting firm, from November 1999 through September 2000. From April 1994 through November 1999, Mr. Gandolfo was Chief Financial Officer and Chief Operating Officer of Impath, Inc., a publicly-held, cancer-focused healthcare information company. Mr. Gandolfo’s additional experience includes serving as Chief Financial Officer of Medical Resources, Inc. A graduate of Rutgers University, Mr. Gandolfo is a certified public accountant (inactive status) who began his professional career at Price Waterhouse. Mr. Gandolfo will cease to be employed by Bioject effective May 3, 2006.

J. MICHAEL REDMOND joined Bioject in February 1996 as Vice President of Sales and Marketing. He was appointed Vice President of Business Development in February 1998 and promoted to Senior Vice President of Business Development in March 2003. Mr. Redmond has over fifteen years experience in medical marketing and product sales. Prior to joining Bioject, he was Director of Business Development and Director of Sales and Marketing for Kollsman Manufacturing Company, a private label developer and manufacturer of medical instrumentation. He also held various sales and marketing positions with Abbott Laboratories Diagnostic division.

CHRISTINE M. FARRELL joined Bioject in February 1997 as Assistant Controller. Ms. Farrell was promoted to Corporate Controller in September 1999 and to Vice President of Administration and Corporate Controller in July 2004. Effective May 3, 2006, Ms. Farrell will assume the Chief Financial Officer responsibilities. Prior to joining Bioject, Ms. Farrell held accounting and financial management positions with Spar-Tek Industries, a manufacturer of high quality and cutting edge technology for the plywood industry, and Action Machinery, a seller of new and used metalworking machine tools and equipment. Ms. Farrell holds a B.A. degree in Accounting from the University of Washington and a Masters of Management from Willamette University in Salem, Oregon.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash compensation paid by us to our Chief Executive Officer and our two other executive officers, each of whom had salary and bonus compensation greater than $100,000 in 2005 (collectively the “named executive officers”), for services rendered during the years ended December 31, 2005, 2004 and 2003.

					Long-Term
					Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Unit Awards ($) (1)	Securities Underlying Options	All Other Compensation ($)(2)
James C. O’Shea(3)	2005	$371,920	$—	$16,445	$173,397	—	$7,767
Chairman, Chief	2004	356,449	—	13,894	23,751	—	80,179
Executive Officer	2003	372,843	—	9,980	—	65,000	81,006
and President

John Gandolfo(4)	2005	341,194	—	—	141,048	—	6,572
Chief Financial Officer	2004	325,346	—	—	16,443	—	5,983
and Vice President of	2003	332,068	—	—	—	45,000	6,000
Finance

J. Michael Redmond(5)	2005	320,453	97,103	6,000	81,723	—	6,940
Vice President of	2004	210,741	63,000	6,000	7,308	—	5,305
Business Development	2003	208,192	31,500	6,000	—	30,000	5,132

(1)          The value of the restricted stock unit awards was determined based on the fair market value of our common stock on the date the restricted stock units were granted. Restricted stock units held by each of the named executive officers at December 31, 2005 and the value thereof, calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2005, $1.29, was as follows:

Name	Restricted Stock Units Held	Value
James C. O’Shea	66,666	$85,999
John Gandolfo	54,833	70,735
J. Michael Redmond	25,150	32,444

(2)          All Other Compensation for Mr. O’Shea for the years ended December 31, 2004 and 2003 includes $74,025 related to the forgiveness of a loan and the related tax effects. All other amounts in this column for Messrs. O’Shea, Gandolfo and Redmond in 2005, 2004 and 2003 represent the value of Bioject common stock contributed to the officer’s 401(k) account.

(3)          Other Annual Compensation for Mr. O’Shea represents supplemental life and disability insurance premiums paid pursuant to his employment agreement. No other executive officers are entitled to this benefit.

(4)          Effective May 3, 2006, Mr. Gandolfo will no longer be employed by Bioject. See “Employment Contracts” below for a discussion of the termination benefits to be received by Mr. Gandolfo.

(5)          Bonus represents commission and bonuses received in conjunction with results achieved through Mr. Redmond’s business development efforts. Other Annual Compensation represents an automobile allowance of $500 per month.

Option Grants in Last Fiscal Year

There were no options granted to the named executive officers during 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Shown below is information with respect to options exercised during 2005 and unexercised options to purchase our common stock held by the named executive officers at December 31, 2005.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable/ Unexercisable			Value of Unexercised In-The-Money Options At FY-End ($)(1) Exercisable/ Unexercisable
James C. O’Shea	—	—	525,963	/	—	—	/	—
John Gandolfo	—	—	319,000	/	—	—	/	—
J. Michael Redmond	—	—	126,110	/	—	—	/	—

(1)          Based on the difference between the exercise price and the closing price of our common stock as quoted by the Nasdaq Capital Market on December 31, 2005 ($1.29). The actual value, if any, which may be realized by any officer will vary based on exercise date and the market price of the related common stock when sold.

Long-Term Incentive Plan Awards

The following table provides information concerning the grant of restricted stock units pursuant to our 1992 Stock Incentive Plan during 2005 with respect to the named executive officers.

Name	Grant Date	Number Of Units (#)	Value on Grant Date(1)	Period Until Maturation
James C. O’Shea	3/10/05	18,900	$32,697	Immediate
	3/11/05	55,000	95,700	3 years(2)
	12/08/05	30,000	45,000	2 years(3)

John Gandolfo	3/10/05	12,600	21,798	Immediate
	3/11/05	50,000	87,000	3 years(2)
	12/08/05	21,500	32,250	2 years(3)

J. Michael Redmond	3/10/05	12,600	21,798	Immediate
	3/11/05	30,000	52,200	3 years(2)
	12/08/05	5,150	7,725	2 years(3)

(1)          Value on grant date is determined based on the number of units granted multiplied by the per share fair market value of our common stock on the date of grant.

(2)          Vests as to one-third of the total units granted on each of the first three anniversaries of the grant date.

(3)          Vests as to one-half of the total units granted on each of the first two anniversaries of the grant date.

EMPLOYMENT CONTRACTS

James O’Shea

In March 1995, we entered into an employment agreement with Mr. O’Shea for him to serve as Chairman, President and Chief Executive Officer. This agreement was amended in August 2004. His salary, which was $371,881 per annum during 2005, is subject to annual adjustment by the Compensation Committee. He also receives annual payment of certain disability and life insurance policy premiums. His agreement continues until terminated. In the event he is terminated without cause and upon signing a Release of Claims, Mr. O’Shea will receive an amount equal to one year of his annual base pay. Upon termination in connection with a change in control of Bioject, Mr. O’Shea will receive two years of his annual base pay. If he becomes disabled, he will continue at 75% of his then current salary for not less than six months and at 50% of such salary for the successive six months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with Bioject for three years following termination of his employment. If Mr. O’Shea it terminated without cause, upon a reorganization, merger or sale of Bioject, or if he accepts a severance package in lieu of relocating, all then outstanding, unvested option and restricted stock unit awards will become 100%

vested upon his signing of a Release of Claims. Under the terms of this agreement, Mr. O’Shea is also entitled to receive 20,000 shares of our common stock when we first achieve two consecutive quarters of positive earnings per share.

John Gandolfo

In March 2002, we entered into an amended and restated employment agreement with Mr. Gandolfo for him to serve as our Chief Financial Officer and Vice President of Finance. This agreement was amended in August 2004. Mr. Gandolfo’s salary during 2005 was $341,194 per annum. Under his agreement, Mr. Gandolfo was awarded an option to purchase 150,000 shares of our common stock upon commencement of employment and received an option to purchase an additional 50,000 shares of our common stock on the first anniversary of his employment. Mr. Gandolfo’s agreement had an initial term of two years, beginning October 15, 2001. Upon expiration of the initial term, the agreement was, and continued to be, automatically renewed for successive one-year terms. In March 2006, Mr. Gandolfo was terminated effective May 3, 2006 without cause. Accordingly, upon signing a Release of Claims, he is entitled to receive his salary and benefits for twelve months following the date of termination. Under the terms of the his employment agreement, Mr. Gandolfo will receive 12 months of severance totaling $340,612, 12 months medical benefits totaling $11,316 and the acceleration of vesting of 54,833 stock units awards. Mr. Gandolfo is prohibited from competing with Bioject for two years following termination of his employment.

Michael Redmond

In March 2003, we entered into an employment agreement with Mr. Redmond for him to serve as Senior Vice President of Business Development. The agreement had an initial term of two years and is automatically renewed for successive one-year terms unless either Bioject or Mr. Redmond shall, upon three months written notice to the other, elect not to renew the agreement for any year. Mr. Redmond’s salary, $320,453 per annum for 2005 plus $500 per month car allowance, is subject to annual adjustment by the Compensation Committee. In the event Mr. Redmond is terminated, including in connection with a change in control, he will receive his base salary for up to twelve months. In addition, all unvested options and restricted stock units will become immediately vested and exercisable upon Mr. Redmond’s signing of a Release of Claims in connection with his termination, as defined in the agreement. In the event he is disabled, he will continue at 75% of his then current salary for not less than six months and then at 50% of such salary for up to an additional six months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with Bioject for two years following termination of his employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and 10% shareholders to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with all Section 16(a) reports they file. Based solely on our review of the copies of such reports we received and written representations from our officers, directors and 10% shareholders, we believe that all required reports were timely filed in 2005, except for Dr. Randal Chase, a Director, failed to timely file one Form 4, Statement of Changes in Beneficial Ownership, regarding one purchase of our common stock.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Bioject has maintained a philosophy of seeking to attract and retain a key group of experienced executives capable of successfully managing product development, manufacturing, marketing and sales, while providing strong financial management. Bioject provides a combination of annual cash compensation and stock option and restricted stock unit grants as incentive to increase long-term shareholder value.

To achieve Bioject’s executive compensation objectives, the Compensation Committee adheres to several principles in structuring the compensation packages for the Chief Executive Officer and the other executive officers. Such principles include:

•                  Compensation that is based on both company and individual performance;

•                  Competitive compensation as determined by reviewing executive compensation levels at comparable companies;

•                  Encouraging executive ownership through equity compensation components; and

•                  Structuring compensation packages to attract and retain qualified executives with leadership skills and other key abilities required to meet our objectives and enhance shareholder value.

During 2005, Bioject hired Compensation Resources, Inc. to perform an analysis of its executive compensation practices compared to other companies of similar size within its industry. The analysis took into account cash compensation and long-term equity-based incentive compensation. The results of the analysis indicated that Bioject’s cash compensation for its executive officers was within the market range, but its long-term equity-based compensation was below the market range. Based on these findings, the Board of Directors approved additional restricted stock unit grants in December 2005 and January 2006 for the executive officers.

Bioject’s executive compensation is composed of the following key elements:

Base Salary

This is an amount of annual cash compensation which the Compensation Committee believes is necessary to attract and retain qualified executives. The Compensation Committee determines the base salary for all executive officers. In 2005, Bioject’s Chief Executive Officer, Mr. O’Shea, was paid based on an annual salary of $371,881. Mr. O’Shea’s annual salary remains the same as in 2005 for 2006. As part of Mr. O’Shea’s compensation package, the Board agreed to pay premiums on certain life and disability policies owned by Mr. O’Shea.

Long-Term Incentives

At present, Bioject’s primary long-term incentive program is its Restated 1992 Stock Incentive Plan, which is available to all employees, executive officers, directors and non-employee consultants. The Compensation Committee of the Board of Directors grants all options and restricted stock units to officers pursuant to the Restated 1992 Stock Incentive Plan. Generally, upon joining Bioject, executive officers are granted options vesting over a three-year period at current fair market value in amounts which, in the Compensation Committee’s opinion, are consistent with their positions and responsibilities. In addition, based on individual annual performance and contribution to the long-term goals of Bioject, executive officers may receive additional stock option or restricted stock unit grants. The amount and terms of such grants are discretionary and are determined by the Compensation Committee taking into account Bioject’s and individual performance. These options vest over varying periods and are intended to focus all employees on achieving the long-term goals of Bioject and to directly reward them for corresponding increases in shareholder value.

In March 2005 and December 2005, each of the named executive officers was granted restricted stock units. The awards were based in part on Bioject’s 2004 and 2005 performance and in part on the amount the Compensation Committee believed was necessary to serve as a retention incentive. Each restricted stock unit entitles the grantee to receive one share of Bioject common stock upon vesting. See “Long-Term Incentive Plan Awards” above for details of the restricted stock unit grants.

Bioject also has the 2000 Employee Stock Purchase Plan (the “ESPP”), which is available to all full-time employees and executive officers. The ESPP allows for the purchase of shares of Bioject’s common stock at a discount utilizing payroll deductions. None of the named executive officers participated in the ESPP during 2005.

Bioject also has a 401(k) Retirement Benefit Plan for its employees, including its executive officers, which provides for voluntary employer matches of employee contributions up to 6% of salary and for discretionary profit sharing contributions to all employees.

In 2005, the named executive officers received the following contributions under this plan:

Name	Number of Shares	Value of Shares
James C. O’Shea	5,089	$7,767
John Gandolfo	4,827	6,572
J. Michael Redmond	5,329	6,940

Other

Due to the availability of operating loss carryforwards, the Compensation Committee determined Mr. O’Shea’s and the other executive officers’ compensation packages without regard to the limitations of deductibility imposed by Internal Revenue Code Section 162(m).

Bioject is engaged in a highly competitive industry. In order to succeed, Bioject believes that it must be able to attract and retain qualified executives. The Compensation Committee and the full Board of Directors believes that the above described compensation structure will help Bioject achieve these objectives.

Board of Director Compensation

Currently, under the terms of our Restated 1992 Stock Incentive Plan, each non-employee director receives two separate annual grants of restricted stock units: one for 3,000 units and another for a number of units determined by adding the following:

•                  1,000 units for each quarterly or annual Board meeting attended in the prior year;

•                  500 units for attending the prior year’s annual meeting of shareholders;

•                  500 units for attendance of each quarterly or annual meeting of a committee of the Board of Directors attended since the last annual meeting of shareholders; and

•                  1,000 units for each Board committee the person chaired during the prior year.

Half of the shares underlying the restricted stock units will vest six months after the grant date, with the remainder to vest on the anniversary of the grant date. If there is a change in control of Bioject, all unvested restricted stock units will vest immediately.

Compensation Committee:

John Ruedy, M.D. (Committee Chair)

Dr. Randal Chase

Jerald S. Cobbs

Richard J. Plestina

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Executive compensation is administered by the Compensation Committee. The members of the Compensation Committee during 2005 were Messrs. Herfindal, Plestina and Ruedy (committee chair). Dr. Chase was added to the Compensation Committee in April 2005 and Mr. Cobbs was added in March 2006, upon becoming Board members. Mr. Herfindal resigned from the Board in March 2006. All members of the Compensation Committee are independent. James O’Shea, our Chairman, President and Chief Executive Officer, while not a member of the Compensation Committee, participated in deliberations concerning executive officer compensation, but was not present when his own compensation was deliberated or voted on.

STOCK PERFORMANCE CHART

The following chart compares the yearly stock market (U.S.) percentage change in the cumulative total stockholder return on our common stock during the five fiscal years ended December 31, 2005 with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the S&P 500 Pharmaceutical and Biotechnology Index. The comparison assumes $100 was invested on December 31, 2000, in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

	Base Period	Indexed Returns Year Ending
Company/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Bioject	$100.00	$205.72	$31.86	$49.02	$25.49	$21.08
Nasdaq Stock Market – U.S.	100.00	79.32	54.84	81.99	89.22	91.12
S&P 500 Pharmaceutical & Biotechnology Index	100.00	86.18	68.84	76.17	72.15	72.28

BACKGROUND TO PROPOSALS #2 AND #3

During the second half of 2005, our senior management and Board of Directors recognized the need to obtain additional capital in order to fund the operation and growth of our business as losses from operations continued and our cash reserves diminished. Our current growth model is based upon the continuing development of needle free injection systems, the licensing of these technologies to pharmaceutical and biotechnology companies and the subsequent commercialization of these products.

The addition of the proceeds from the financings described in Proposal #2 and Proposal #3 are expected to meet our financing requirements under our growth model until at least May 2007. Our senior management evaluated and analyzed potential sources for capital, including traditional debt financing, the sale of equity securities to investors identified by an investment bank, the sale of equity securities to investors without the use of an investment bank and the sale of equity securities to strategic partners. This evaluation included contacting two potential lenders (including Partners for Growth, L.P. (“PFG”)), two investment banks, two strategic partners and eight investment funds (including Life Sciences Opportunities Fund II (Institutional), L.P. and its affiliates (collectively, the “LOF Affiliates”)) to assess their level of interest in participating in a financing and the possible terms of such a financing. Based upon results of this evaluation and extensive discussions, our Board of Directors authorized our senior management to pursue a financing with the LOF Affiliates in the aggregate amount of $5 million. As we were negotiating the financing with the LOF Affiliates, PFG proposed the $1.25 million convertible debt financing described in Proposal #3. The Board authorized management to pursue the PFG financing and approved the financing with the LOF Affiliates in the reduced aggregate amount of $4.5 million (this financing is described in Proposal #2). The Board believes we can most efficiently meet our capital needs through the sale of equity securities to the LOF Affiliates and the issuance of convertible debt to PFG, as these investors have shown continued support for our strategy. The Board believes the proposed financings are in the best interests of our company and shareholders.

On March 3, 2006, our Board of Directors approved a plan of restructuring, which includes reorganizing our corporate organization, closing our New Jersey administrative office and reducing operations headcount and research and development costs at our Portland, Oregon facility. We also entered into an agreement to sell our New Jersey headquarters building for $1.125 million, net of anticipated selling costs. This sale is expected to close on or before April 7, 2006. The proceeds from this sale must be used to pay down the long-term portion of our existing term loan. Our independent registered public accounting firm, in its report with respect to our audited financial statements for the year ended December 31, 2005, expressed substantial doubt about our ability to continue as a going concern. While we believe that we have the financial resources to fund our operations and anticipated cash expenditures through at least May 31, 2006, if we do not receive the required shareholder approval in connection with the proposed equity and debt financings described in Proposals #2 and #3, we might not be able to fund our continuing operations.  In such case, we will be forced to explore alternative plans, which could include a further curtailment of operations and alternative financing from other sources.

PROPOSAL #2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR SERIES E CONVERTIBLE PREFERRED STOCK TO LIFE SCIENCES OPPORTUNITIES FUND II (INSTITUTIONAL), L.P. AND ITS AFFILIATES (INCLUDING THE SHARES OF SERIES E CONVERTIBLE PREFERRED STOCK ISSUABLE UPON CONVERSION OF THE SECURED CONVERTIBLE PROMISSORY NOTES HELD BY SEVERAL OF THESE PARTIES)

The Investors

The agreements with respect to the $4.5 million financing were entered into with Life Sciences Opportunities Fund II (Institutional), L.P. and its affiliates (collectively, the “LOF Affiliates”). The LOF Affiliates are affiliates of LOF Partners, LLC, which together with its affiliates and associates beneficially owns (and if this Proposal #2 and Proposal #3 are approved, will beneficially own) the percentage voting power of our common stock set forth below based upon a number of shares of our common stock deemed outstanding, which is calculated to include the aggregate of the number of shares of our outstanding common stock and the number of shares of our common stock into which the preferred stock and warrants held by the LOF Affiliates and the debt and warrants held by Partners For Growth, L.P. (“PFG”) is convertible (“Affiliate Diluted Basis”).

	Percentage Currently Beneficially Owned	Percentage Beneficially Owned if Proposal #2 and Proposal #3 are Approved
Affiliate Diluted Basis (1),(2),(3),(4)	17.37%	30.43%

(1)          A total of 2,086,957 shares of our Series D preferred stock, convertible into 1,846,154 shares of common stock for voting purposes, are issued and outstanding.

(2)  Includes warrants to purchase an aggregate of 626,087 shares of our common stock issued to certain of the LOF Affiliates on November 15, 2004 and warrants to purchase an aggregate of 656,934 shares of our common stock issued to certain of the LOF Affiliates on March 8, 2006.

(3)          Solely for purposes of determining the number of shares of common stock into which each share of Series E Preferred Stock could be converted for purposes of determining voting rights, conversion is determined by dividing $1.37 (subject to anti-dilution adjustments) by the conversion price (subject to anti-dilution adjustments), which is the greater of (i) $1.37 or (ii) the closing bid price of the common stock on the Nasdaq Capital Market on the trading day immediately before the date that the share of Series E Preferred Stock is issued. The calculations in this table assume that the conversion price for purposes of determining voting rights is $1.37.

(4)          Assumes that interest is paid to PFG for two years in shares of our common stock valued at $1.37 per share.

The LOF Financing Transaction

We borrowed money from certain of the LOF Affiliates in an aggregate principal amount of $1.5 million to fund operations pending shareholder approval of the transactions described in Proposals #2 and #3. This debt is evidenced by secured convertible promissory notes (the “LOF Convertible Notes”) that are due on April 1, 2007 and, if shareholder approval for the conversion is received at the Annual Meeting, will, along with accrued interest, be automatically converted (subject to customary and other closing conditions) into shares of our Series E Convertible Preferred Stock (“Series E Preferred Stock”) at an initial conversion price of $1.37 per share (subject to anti-dilution adjustments). The LOF Convertible Notes bear interest at the simple rate of 10% per annum and are secured by a second priority lien on substantially all of our assets and those of our subsidiary, Bioject Inc. In connection with this borrowing, we issued to certain of the LOF Affiliates warrants exercisable in the aggregate for up to 656,934 shares of our common stock at $1.37 per share (subject to anti-dilution adjustments). These warrants are exercisable until September 7, 2010, and the LOF Affiliates holding those warrants have registration rights with respect to the shares issuable upon exercise of those warrants. We also agreed, subject to shareholder approval and customary and other closing conditions, to issue to certain of the LOF Affiliates (and/or their assignees) an additional 2,189,781 shares of Series E Preferred Stock for $1.37 per share (subject to anti-dilution adjustments) (the “Additional Series E Sale”). The proceeds to us from the issuance of the LOF Convertible Notes and the Additional Series E Sale will be used as working capital to fund operations.

Even if shareholder approval is obtained, neither the conversion of the LOF Convertible Notes nor the Additional Series E Sale will occur if the closing conditions are not met or waived. For more information regarding the conditions precedent to the closing of the conversion of the LOF Convertible Notes and the Additional Series E Sale, please refer to the Note and Warrant Purchase Agreement and the Securities Purchase Agreement attached as Exhibits 10.1 and 10.3, respectively, to our Form 8-K filed on March 9, 2006.

If shareholder approval is not obtained for the conversion of the LOF Convertible Notes and the Additional Series E Sale, then such conversion and the Additional Series E Sale will not occur, we will not receive the $3 million in proceeds from the Additional Series E Sale, in which case we might not be able to continue funding our operations, and the LOF Convertible Notes will be due on April 1, 2007.

Description of the Series E Preferred Stock

The Series E Preferred Stock issuable upon conversion of the LOF Convertible Notes and in the Additional Series E Sale will be entitled to:

•                  Receive 8% annual payment-in-kind dividends (“PIK Dividends”) for 24 months following the initial issuance of shares of Series E Preferred Stock (while these dividends will accrue, they will only be paid in connection with certain liquidation events or conversion of the Series E Preferred Stock);

•                  Receive on a pari passu basis with the holders of common stock, as if the Series E Preferred Stock had been converted into common stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of common stock;

•                  Receive, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of Bioject and before any payment is made in respect of the common stock or the Series D Convertible Preferred Stock, an amount per share of Series E Preferred Stock equal to $1.37 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if the assets of Bioject available for distribution to its shareholders are insufficient to pay the holders of Series E Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series E Preferred Stock);

•                  Be convertible, at any time at the option of the holder, into our common stock at a conversion rate of one share of Series E Preferred Stock being convertible into one share of common stock (subject to anti-dilution adjustments);

•                  One vote for each share of common stock into which Series E Preferred Stock could then be converted for voting rights purposes (excluding any PIK Dividends), and with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of common stock; solely for purposes of determining the number of shares of common stock into which each share of Series E Preferred Stock could be converted for purposes of determining voting rights, conversion is determined by dividing $1.37 (subject to anti-dilution adjustments) by the conversion price (subject to anti-dilution adjustments), which is the greater of (i) $1.37 or (ii) the closing bid price of the common stock on the Nasdaq Capital Market on the trading day immediately before the date that the share of Series E Preferred Stock is issued;

•                  Consent rights with respect to certain extraordinary transactions; and

•                  Registration rights with respect to the shares of common stock issuable upon conversion of such shares of Series E Preferred Stock.

There is no restriction on the repurchase or redemption of the Series E Preferred Stock while there is an arrearage in the payment of dividends.

Your Dilution

 Your percentage equity ownership in Bioject would decrease significantly as a result of the issuance of Series E Preferred Stock, upon conversion of the LOF Convertible Notes and as a result of the Additional Series E Sale. In addition, the issuance of such shares of Series E Preferred Stock would significantly dilute your voting rights. Our current shareholders (other than LOF Partners, LLC and its affiliates and associates and other than PFG) beneficially own (and if this Proposal #2 and Proposal #3 are approved, will beneficially own), on the Affiliate Diluted Basis, the percentage voting power of our common stock set forth below.

	Percentage Currently Beneficially Owned	Percentage Beneficially Owned if Proposal #2 and Proposal #3 are Approved
Affiliate Diluted Basis (1), (2), (3), (4)	78.60%	61.81%

(1)          A total of 2,086,957 shares of our Series D preferred stock, convertible into 1,846,154 shares of common stock for voting purposes, are issued and outstanding.

(2)  Includes warrants to purchase an aggregate of 626,087 shares of our common stock issued to certain of the LOF Affiliates on November 15, 2004 and warrants to purchase an aggregate of 656,934 shares of our common stock issued to certain of the LOF Affiliates on March 8, 2006.

(3)          Solely for purposes of determining the number of shares of common stock into which each share of Series E Preferred Stock could be converted for purposes of determining voting rights, conversion is determined by dividing $1.37 (subject to anti-dilution adjustments) by the conversion price (subject to anti-dilution adjustments), which is the greater of (i) $1.37 or (ii) the closing bid price of the common stock on the Nasdaq Capital Market on the trading day immediately before the date that the share of Series E Preferred Stock is issued. The calculations in this table assume that the conversion price for purposes of determining voting rights is $1.37.

(4)          Assumes that interest is paid to PFG for two years in shares of our common stock valued at $1.37 per share.

Nasdaq Stock Market Shareholder Approval Requirements and Vote Required

We are not required to seek the approval of our shareholders in most instances in which our Board of Directors authorizes the issuance of shares of common stock or securities convertible or exercisable into shares of our common stock. However, due to the significant dilution that could result from the issuance of our common stock pursuant to the terms of the Series E Preferred Stock potentially issuable to the LOF Affiliates, we are required by our principal trading market, the Nasdaq Capital Market, to solicit shareholder approval for the issuance of Series E Preferred Stock upon conversion of the LOF Convertible Notes and in the Additional Series E Sale. In particular, NASD Rule 4350 requires shareholder approval in the event of (i) the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which, together with sales by officers, directors or substantial shareholders of the issuer, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance and (ii) any transaction that may be deemed to be a “change of control” of the issuer under applicable NASD rules.

Because conversion of the Series E Preferred Stock issuable upon conversion of the LOF Convertible Notes and in the Additional Series E Sale would result in the potential issuance of more than 20% of our common stock at a price less than the greater of book or market value, and the effect of this potential issuance of our common stock could be deemed for purposes of applicable NASD rules to be a change of control of Bioject, we are required to obtain shareholder approval before completing the transactions that would result in the potential issuance of our common stock.

The affirmative vote of a majority of the total votes cast on the proposal, either in person or by proxy, will be required to approve this proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THIS PROPOSAL.

PROPOSAL #3: APPROVAL OF ISSUANCE OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBT HELD BY PARTNERS FOR GROWTH L.P. AND AS THE INTEREST PAYABLE UPON SUCH DEBT AND THE ISSUANCE OF WARRANTS TO PURCHASE AN EQUIVALENT NUMBER OF SHARES OF COMMON STOCK IF WE PREPAY SUCH DEBT

 The Investor

 Partners For Growth, L.P. (“PFG”) beneficially owns (and if this Proposal #3 and Proposal #2 are approved, will beneficially own), on the Affiliate Diluted Basis (as defined in Proposal #2 above), the percentage voting power of our common stock set forth below.

	Percentage Currently Beneficially Owned	Percentage Beneficially Owned if Proposal #2 and Proposal #3 are Approved
Affiliate Diluted Basis (1),(2),(3),(4)	4.03%	7.77%

(1)          A total of 2,086,957 shares of our Series D preferred stock, convertible into 1,846,154 shares of common stock for voting purposes, are issued and outstanding.

(2)  Includes warrants to purchase an aggregate of 626,087 shares of our common stock issued to certain of the LOF Affiliates on November 15, 2004 and warrants to purchase an aggregate of 656,934 shares of our common stock issued to certain of the LOF Affiliates on March 8, 2006.

(3)          Solely for purposes of determining the number of shares of common stock into which each share of Series E Preferred Stock could be converted for purposes of determining voting rights, conversion is determined by dividing $1.37 (subject to anti-dilution adjustments) by the conversion price (subject to anti-dilution adjustments), which is the greater of (i) $1.37 or (ii) the closing bid price of the common stock on the Nasdaq Capital Market on the trading day immediately before the date that the share of Series E Preferred Stock is issued. The calculations in this table assume that the conversion price for purposes of determining voting rights is $1.37.

(4)          Assumes that interest is paid to PFG for two years in shares of our common stock valued at $1.37 per share.

The PFG Financing

 On March 29, 2006, we borrowed money from PFG in an aggregate principal amount of $1.25 million, which will be used as working capital to fund operations. This debt (the “PFG Convertible Debt”) is convertible by PFG into shares of our common stock at any time following shareholder approval of the conversion feature. In addition, if our common stock trades at a price of $4.11 or higher for 20 consecutive trading days, we can require PFG to convert the PFG Convertible Debt into common stock, subject to certain limitations on trading volume and certain conditions regarding the tradability of the stock issuable from the conversion. We may prepay the PFG Convertible Debt (plus accrued interest) at any time, provided that at the time of prepayment we must issue PFG a warrant to purchase (at an exercise price equal to the then-applicable conversion price) the number of shares of common stock into which the prepaid amount was convertible. The term of any such warrant would be coterminous with the scheduled maturity date of the PFG Convertible Debt. The number of shares of common stock subject to the warrant would be subject to anti-dilution adjustment and the warrant would permit cashless exercise, provided that we can require cash exercise if the shares underlying the warrant have been registered.

The initial conversion price of the PFG Convertible Debt is $1.37 per share (subject to anti-dilution adjustments). The PFG Convertible Debt is due on the earlier of (i) March 29, 2011 or (ii) on demand of PFG if shareholder approval is not received for the issuance of common stock pursuant to the conversion feature of the PFG Convertible Debt at the earlier of the Annual Meeting or July 31, 2006. The PFG Convertible Debt bears interest (payable in kind with shares of our common stock for so long as the LOF Affiliates receive PIK Dividends on the Series E Preferred Stock which may be issued to them) at the Prime Rate as in effect from time to time and is secured by PFG’s existing first priority lien on substantially all of our assets and those of our subsidiary, Bioject Inc. We are required to register for resale by PFG the shares of common stock issuable to PFG.

If shareholder approval is not obtained at the earlier of the Annual Meeting or July 31, 2006 for the issuance of the shares of our common stock issuable upon conversion of the PFG Convertible Debt and as the interest payable upon such debt and for the issuance of warrants to purchase an equivalent number of shares of common stock if we prepay such debt, then the PFG Convertible Debt will be due on demand of PFG, which demand may be made at any time following a failure to obtain shareholder approval of this Proposal #3 at the earlier of the Annual Meeting or July 31, 2006. If shareholder approval of this Proposal #3 is not obtained and PFG demands repayment of the PFG Convertible Debt, we might not be able to continue funding our operations.

Your Dilution

Your percentage equity ownership in Bioject would decrease significantly as a result of the issuance of the shares of our common stock issuable upon conversion of the PFG Convertible Debt and as the interest payable upon such debt, or the issuance of warrants to purchase an equivalent number of shares of common stock if we prepay such debt. In addition, the issuance of such shares of common stock would significantly dilute your voting rights. See the “Your Dilution” section of Proposal #2 above for information regarding the percentage voting power of our common stock that our current shareholders (other than LOF Partners, LLC and its affiliates and associates and other than PFG) beneficially own (and if this Proposal #3 and Proposal #2 are approved, will beneficially own) on the Affiliate Diluted Basis.

Nasdaq Stock Market Shareholder Approval Requirements and Vote Required

Standing alone, neither the issuance of the shares of our common stock issuable upon conversion of the PFG Convertible Debt and as the interest payable upon such debt, nor the issuance of an equivalent number of shares of common stock upon exercise of warrants issuable if the PFG Convertible Debt is prepaid would constitute (i) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which, together with sales by officers, directors or substantial shareholders of Bioject, equals 20% or more of the our common stock or 20% or more of the voting power of Bioject outstanding before the issuance or (ii) a transaction that may be deemed to be a “change of control” of Bioject under applicable NASD rules. However, we believe it is likely that in applying each of those tests, the Nasdaq staff would treat the PFG financing transaction and the LOF financing transaction described in Proposal #2 above as a single integrated transaction. The PFG financing transaction and the LOF financing transaction, taken together, would result in the potential issuance of more than 20% of our common stock at a price less than the greater of book or market value. Accordingly, we are seeking shareholder approval for the issuance of the shares of common stock issuable upon conversion of the PFG Convertible Debt and as the interest payable upon such debt and for the issuance of warrants to purchase an equivalent number of shares of common stock if such debt is prepaid.

The affirmative vote of a majority of the total votes cast on the proposal, either in person or by proxy, will be required to approve this proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2006, Mr. Jerald S. Cobbs, Managing Director of Sanders Morris Harris (“SMH”), became a Director effective upon the closing of the convertible debt financing with Life Sciences Opportunities Fund II (Institutional), L.P. (“LOF”) and several of its affiliates. Mr. Cobbs’ appointment to the Board was a closing condition to the convertible debt financing with LOF and several of its affiliates. As of March 31, 2006, we had outstanding $1.5 million of convertible debt financing with funds managed by LOF and several of its affiliates. Interest on the outstanding debt is 10% per annum. The maturity date of the debt is the earliest of i) April 1, 2007; ii) the time of closing of our offering and sale of at least $4.5 million of our Series E preferred stock; and iii) the occurrence of an Event of Default, as defined in the debt agreement.

Certain funds affiliated with LOF and several of its affiliates also own shares of our Series D preferred stock.

In connection with the convertible debt financing, we issued warrants to LOF and several of its affiliates to purchase an aggregate of 656,934 shares of our common stock at $1.37 per share. The warrants expire in September 2010.

Also in March 2006, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the LOF Affiliates. Under the Securities Purchase Agreement, upon receiving shareholder approval of Proposal #2 at this Annual Meeting and subject to customary and other closing conditions, the LOF Affiliates will purchase approximately $4.5 million of our Series E preferred stock at $1.37 per share (including the conversion of the $1.5 million of convertible debt financing and related accrued interest). Each share of Series E preferred stock will be convertible into one share of Bioject common stock. The Series E preferred stock will include an 8% annual payment-in-kind dividend for 24 months.

OTHER MATTERS TO BE ACTED UPON

It is not known whether any other matters will come before the Annual Meeting other than as set out above and in the Notice of Meeting. However, if such should occur, the two persons named in the accompanying form of proxy, James C. O’Shea and Christine M. Farrell, intend to vote on the matters in accordance with their best judgment, exercising the discretionary authority granted to them by the enclosed proxy with respect to amendments or variations or matters identified in the Notice of Meeting and other matters which may properly come before the Annual Meeting or an adjournment thereof.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, independent registered public accountants, performed the audit of our financial statements as of and for the years ended December 31, 2005 and 2004. KPMG LLP has been selected as our independent registered public accounting firm for the year ending December 31, 2006. We expect a representative of KPMG LLP to be present at the 2006 Annual Meeting and to be available to respond to appropriate questions from shareholders. The representative will have the opportunity to make a statement at the meeting if he desires to do so.

Fees Paid to KPMG LLP Related to the years ended December 31, 2005 and 2004

	2005	% Pre- approved by Audit Committee	2004	% Pre- approved by Audit Committee
Audit Fees	$114,000	100%	$91,232	100%
Audit-Related Fees	—	—	—	—
Tax Fees(1)	16,000	100%	24,605	100%
All Other Fees	—	—	—	—
	$130,000		$115,837

(1)          Represents fees paid by us for tax compliance, research and consulting services.

Pre-Approval Policies and Procedures

All proposed engagements for services to be provided by our independent registered public accounting firm will first be considered by the Chief Financial Officer. If the proposed services are specifically covered by a general pre-approval by the Audit Committee, we may engage the independent registered public accounting firm to provide such services. In such case, the Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. If the proposed services are not covered by a general pre-approval of the Audit Committee, the engagement of the independent registered public accounting firm to provide such services shall require specific pre-approval by the Audit Committee.

Any proposed engagement to provide services that requires specific approval by the Audit Committee will be submitted to the Audit Committee for its consideration (or to a member of the Audit Committee to whom the authority to pre-approve services of our independent registered public accounting firm has been delegated by the Audit Committee). Such submission shall be reasonably detailed with regard to the scope of proposed services, proposed fees and other proposed terms and conditions of the engagement. In determining whether to specifically approve any such proposed engagement, the Audit Committee (or the Audit Committee’s delegate) will consider whether the provision of such services is consistent with the SEC’s rules on auditor independence. If the Audit Committee specifically approves such proposed engagement, we may engage the independent registered public accounting firm to provide such services.

PROPOSALS OF SHAREHOLDERS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Our bylaws require shareholders to give us advance notice of any proposal for a bylaw amendment or director nomination to be submitted at any meeting of shareholders. The applicable provision of our bylaws is summarized in the section of this Proxy Statement titled “Shareholder Proposal and Director Nomination Procedures.”  For any such shareholder proposal or any director nomination to be considered at the 2007 Annual Meeting of Shareholders (assuming that such meeting will be held on the anniversary of the 2006 Annual Meeting of Shareholders), the shareholder’s notice must be received at the our principal executive office no later than April 24, 2007. For any shareholder proposal other than a proposal for an amendment to our bylaws to be considered at the 2007 Annual Meeting of Shareholders, the shareholder’s notice must be received at our principal executive office no later than March 5, 2007. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in our proxy statement for the 2007 Annual Meeting of Shareholders must be received at our principal executive office no later than December 20, 2006.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements thereto, accompanies the notice of annual meeting, this proxy statement and the related proxy card. We will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-K, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit. Requests for copies of exhibits should be directed to Christine Farrell, Secretary and Corporate Controller, at our principal address.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. The information incorporated by reference is considered to be part of this proxy statement. We are incorporating by reference the following portions of our annual report on Form 10-K for the year ended December 31, 2005, a copy of which accompanies this proxy statement:

•                  Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•                  Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk;”

•                  Part II, Item 8, “Consolidated Financial Statements and Supplementary Data;” and

•                  Part II, Item 9, “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.”

DATED at Portland, Oregon, this 19th day of April, 2006.
BY ORDER OF THE BOARD

James O’Shea
Chairman of the Board, President and Chief Executive Officer

BIOJECT MEDICAL TECHNOLOGIES INC.

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2006

This Proxy is Solicited on Behalf of the Board of Directors.

James C. O’Shea and Christine Farrell and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated on the reverse of this proxy card, on all proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Shareholders of Bioject Medical Technologies Inc. (the “Company”) to be held on May 24, 2006 or any adjournment(s), postponement(s), or other delay(s) thereof (the “Annual Meeting”), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged by the undersigned.

(To be signed on reverse side)

[REVERSE]

Please date, sign and mail your proxy card back as soon as possible.

ANNUAL MEETING OF SHAREHOLDERS

BIOJECT MEDICAL TECHNOLOGIES INC.

May 24, 2006

Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS #2 AND #3.

1.               Election of the following nominee(s) as directors to serve in such capacities until their successors are duly elected and qualified.

☐	FOR ALL (Except as marked	☐ WITHHELD FOR ALL
to the contrary below)*

Nominees for three-year terms:  Joseph F. Bohan III       Richard J. Plestina

Nominee for two-year term:  Jerald S. Cobbs

* Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).

2.               To approve the issuance of shares of our Series E Convertible Preferred Stock to Life Sciences Opportunities Fund II (Institutional), L.P. and its affiliates (including the shares issuable upon conversion of the secured convertible promissory notes held by several of those parties);

☐ For                     ☐ Against             ☐ Abstain

3.               To approve the issuance of the shares of our common stock issuable upon the conversion of the secured convertible debt held by Partners For Growth, L.P. and as the interest payable upon this debt, and the issuance of one or more warrants to purchase an equivalent number of shares of our common stock if we prepay this debt;

☐ For                     ☐ Against             ☐ Abstain

4.               To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” PROPOSALS #2 AND #3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE SIGN, DATE, AND MAIL YOUR PROXY TODAY.

SIGNATURE:	DATE:

SIGNATURE:	DATE:
(SIGNATURE, IF HELD JOINTLY)

NOTE:
Capacity (Title of Authority, i.e., Executor, Trustee)